Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Bitmine Immerson Technologies Inc. (the “Company”) to be filed on or about July 27, 2022, of our report dated December 9, 2021, relating to our audits of the consolidated financial statements as of and for the years ended August 31, 2021 and August 31, 2020, which appears in the Annual Report on Form 10-K of the Company for the year ended August 31, 2021.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ BF Borgers CPA PC

Lakewood, Colorado

July 27, 2022